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                                                                   Exhibit 10.14


INTEROFFICE MEMO

TO:               Fred Marroni

FROM:             John Manzetti

Subject:          2002 Compensation Plan

Date:             December 17, 2001

CC:               Jill Welch

Dear Fred,

This letter is to confirm and to outline the components of your compensation plan for 2002 as Vice President of Engineering and Development for NOMOS Corporation.

Effective January 1, 2002 your annual base salary will be increased to $175,000, a $10,000, or 6.1% increase over your current annual base salary of $165,000. Your new anniversary date will not be January 1. Your compensation plan will also include an annual bonus opportunity of $100,000, up from $75,000 in 2001.

As we discussed, for 2002, your incentive plan opportunity will be as follows:

         Personal and Department Objectives:
                  $40,000 will be earned on your achievement of personal and department objectives we will agree upon, which will provide Sales and Marketing with needed features and functionality in a timely, and cost effective manner.

         Company Financial Performance:
                  $30,000 will be earned if the Company meets its base 2002 Financial Plan, yet to finalized by the Compensation Committee of the Board of Directors.

                  $30,000 will be earned if the Company exceeds its base 2001 Financial Plan targets, yet to finalized by the Compensation Committee of the Board of Directors.

Your total Compensation opportunity for 2002 is:

         Base Salary at 1/1/02 (annualized)            $   175,000
         Personal & Department Objectives                   40,000
         Company Financial performance                      60,000
                                                        ----------
         Total at 100% achievement                     $   275,000

Any bonus amount earned will be paid within 45 days after the financial closing of fiscal year 2002 and no later than February 28, 2003

Any discrepancies will be discussed individually, and with your input, and after consideration of all factors, I will decide on the final resolution.

Fred, I really enjoy working with you to solve problems and strategize on new business opportunities. Let's do it again and again.

Best regards,

John


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                            [NOMOS Corporation Logo]

Mr. Fred Marroni
9892 Mocassin Trail
Wexford, PA 15090

                                                  July 2, 2001

Dear Fred,

This letter is to confirm and outline the components of you compensation plan for 2001 as Vice President of Engineering, and an officer of NOMOS Corporation, reporting to me.

Your annual base salary will be $165,000 and will be paid semi-monthly effective on you start date, which I hope is on or before August 1, 2001. Your compensation plan will also include an annual bonus opportunity of $75,000. This incentive opportunity will be prorated on your start date, and if that date is August 1, 2001, you will be eligible to earn 5/12ths of you annualized bonus opportunity as follows:

         Personal and Department Objectives:
                  $10,417 (5/12ths of $25,000) will be earned on your achievement of personal and department objectives we will agree upon during the first 30 days of your employment.

         Company Financial Performance:
                  $10,417 (5/12ths of $25,000) will be earned if the Company meets its base 2001 Financial Plan targets of $24M in revenue and $4.6M in operating income.

                  $10,417 (5/12ths of $25,000) will be earned if the Company exceeds its base 2001 Financial Plan targets, and achieves revenue of $28.8M and operating income of $5.5M.

In addition, 100,000 incentive stock options will be granted to you on your start date. These options vest equally over a three-year period as per the terms of the 2001 NOMOS Corporation Stock Option Plan. This Plan is designed to reward you handsomely for increased Company valuation.

Any performance bonus amount earned will be paid within 60 days after the financial closing of fiscal year 2001 and no later than February 28, 2002.

You will also receive a $15,000 one-time signing bonus, which will be paid at the end of your first 30 days of employment. Should you terminate your employment with NOMOS voluntarily within 12 months of your start date, this bonus is to be repaid to NOMOS Corporation immediately upon your termination and may be withheld from or netted against any final pay due to you at that time.




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Your total annualized compensation package is then $240,000, not including the one-time bonus opportunity.

You will also receive employee benefits, which include:
                  A fully paid comprehensive medical/detntal/vision plan A short- and long-term disability plan
                  A life insurance plan
                  401(k) plan including company match
                  Participation in company profit sharing program
                  Vacation to accrue at 3 weeks per year
                  Tuition Reimbursement per current Company policy

The Company reserves the right to alter or exchange employer provided benefits as necessary.

As a valued member of the NOMOS senior management team, you will also receive an enhanced severance agreement which will pay your base salary for twelve (12) months in the event you are terminated for any reason other than for cause. This severance will be paid over normal semimonthly payroll periods. This agreement will also be honored in the event of a change of control of NOMOS Corporation where another company acquires control of NOMOS and your job is eliminated or your duties are diminished. If your job is not eliminated under a change of control, then either the severance package will be transferred to the acquiring company or it will be honored and paid by NOMOS Corporation.

If you agree with and accept the terms of this letter, please sign below and return this letter to NOMOS Human Resources office. You will be required to sign the NOMOS Confidentiality and Proprietary Rights Agreement, a copy of which is enclosed for your perusal. Please sign and return it with this letter.

Best regards,

/s/   John W. Manzetti

John W. Manzetti
President and Chief Operating Officer



                                             Accepted by:

                                             /s/   Fred Marroni        7-11-01
                                             ---------------------------------
                                             Fred Marroni                 Date